Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 10 to Form F-1 of Hitek Global Inc. (the “Company”) of our report dated June 6, 2019, except for Notes 2, 4 and 17 as to which the date is January 7, 2020, with respect to our audit of the Company’s consolidated financial statements as of December 31, 2018 and 2017 and for the years then ended, which appears in the Prospectus as part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

February 28, 2020